EXHIBIT 10.1

EXECUTION VERSION

lHARVARD BIOSCIENCE, INC.

EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 18th day of October, 2018, between Harvard Bioscience, Inc., a Delaware corporation (the “Company”), and Kam Unninayar (“Executive”).  For purposes of this Agreement the “Company” shall refer to the Company and any of its predecessors.

WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment. The term of this Agreement shall extend from November 26, 2018 (the “Commencement Date”) until November 26, 2019; provided, however, that the term of this Agreement shall automatically be extended for two additional years following the end of the term then in effect unless, not less than 90 days prior to each such date, either party shall have given written notice to the other that it does not wish to extend this Agreement; provided, further, that if a Change in Control occurs during the original or extended term of this Agreement, the term of this Agreement shall, notwithstanding anything in this sentence to the contrary, continue in effect for a period of not less than twelve (12) months beyond the month in which the Change in Control occurred. The term of this Agreement shall be subject to termination as provided in Paragraph 7 and may be referred to herein as the “Period of Employment.”

2. Position and Duties. During the Period of Employment, Executive shall serve as the Chief Financial Officer of the Company, and shall have such powers and duties as may from time to time be prescribed by the Board of Directors (the “Board”) or the Chief Executive Officer of the Company, provided that such duties are consistent with Executive’s position or other positions that she may hold from time to time. Executive shall devote her full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, Executive may serve on no more than two other boards of directors with the approval of the Board as long as such service does not materially interfere with Executive’s performance of her duties to the Company as provided in this Agreement or otherwise breach any obligations of Executive to the Company.

3. Compensation and Related Matters.

(a)       Base Salary. Executive’s initial base salary shall be $28,333.33 per month (which annualizes to Three Hundred Forty Thousand dollars ($340,000)). Executive’s base salary shall be redetermined each fiscal year during the term of this Agreement by the Board or a Committee thereof, beginning with fiscal year 2019. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in substantially equal installments on a bi-weekly or more frequent basis.

(b)       Incentive Compensation. In addition to Base Salary, commencing with fiscal year 2019 and each fiscal year thereafter while this Agreement is in effect, Executive shall be eligible to receive cash incentive compensation of up to a fifty percent (50%) of Executive’s Base Salary upon meeting objectives as determined by the Board or a Committee thereof from time to time in their sole discretion, and such bonus being subject to a 0 to 2x multiplier depending on individual and Company performance as determined by the Board or a Committee thereof from time to time in their sole discretion. This annual bonus is referred to in this Agreement as the “Annual Bonus.” Any such Annual Bonus that is earned shall be paid in accordance the Company’s policies and procedures regarding the payment of cash incentive compensation, subject to Paragraph 8 below. The Executive shall also be eligible to participate in such other incentive compensation plans as the Board or a Committee thereof shall determine from time to time for its senior executive officers.

(c)       Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by her in performing services hereunder during the Period of Employment, in accordance with the Company policies and procedures then in effect for its senior executive officers, provided that such reimbursement does not occur later than the end of the second calendar year after the calendar year in which such expense was incurred.

(d)       Other Benefits. During the Period of Employment, Executive shall be entitled to continue to participate in or receive benefits under all of the Company’s Employee Benefit Plans, or under plans or arrangements that provide no less favorable treatment to the Executive than the Employee Benefit Plans provided to other, similarly situated, members of the Company’s senior management. As used herein, the term “Employee Benefit Plans” includes, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company on the date hereof or anytime hereafter. The Executive's participation in the Employee Benefit Plans will be subject to the terms and conditions of each such Employee Benefit Plans, including eligibility and compliance requirements, as well as any limitations imposed by applicable laws. To the extent that the scope or nature of benefits described in this section is determined under the Company policies based on the seniority or tenure of an employee’s service, Executive shall be deemed to have tenure with the Company equal to the actual time of Executive’s service with the Company. During the Period of Employment, Executive shall be entitled to participate in or receive benefits under any Employee Benefit Plans which may, in the future, be made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such Employee Benefit Plans. Any payments or benefits payable to Executive under an Employee Benefit Plan referred to in this Subparagraph 3(d) in respect of any calendar year during which Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable Employee Benefit Plan, be prorated in accordance with the number of days in such calendar year during which she is so employed. Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration shall be on the basis of a fiscal year rather than calendar year.

(e)       Vacations. Executive shall be entitled to twenty (20) paid vacation days in each calendar year, which shall be accrued ratably during the calendar year. Executive shall also be entitled to all paid holidays given by the Company to its executives.  Notwithstanding anything herein to the contrary, Executive shall be paid any accrued and unused vacation upon separation of her service of employment with the Company, if and as protected by applicable law.

(f)       Directors and Officers Insurance and Indemnification. The Company shall also carry reasonable and customary D&O liability insurance coverage for the benefit of its officers and directors, including Executive, during the term of this Agreement and for a customary tail period following the termination of Executive’s employment or service as a member of the Board. Executive shall be entitled to be indemnified by the Company to the fullest extent permitted by the applicable state law and consistent with Company’s Second Amended and Restated Certificate of Incorporation, as amended.

4. Unauthorized Disclosure.

(a) Confidential Information. Executive acknowledges that in the course of her employment with the Company (and, if applicable, its predecessors), she has been allowed to become, and will continue to be allowed to become, acquainted with business affairs, information, trade secrets, and other matters which are of a proprietary or confidential nature, including but not limited to the Company’s and its affiliates’ and predecessors’ operations, business opportunities, price and cost information, finance, customer information, business plans, various sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, and other confidential information and knowledge concerning the Company and its affiliates’ and predecessors’ business (collectively the “Confidential Information”). The Company agrees to provide on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid Executive in the performance of her duties. Executive understands and acknowledges that such Confidential Information is confidential, and she agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that (i) Executive deems such disclosure or use reasonably necessary or appropriate in connection with performing her duties on behalf of the Company; (ii) Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, Executive shall inform the Company of such event within 24 hours of receiving notice of the court order, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; (iii) such Confidential Information becomes generally known to and available for use in any industry in which the Company does business (the “Industry”), other than as a result of any action or inaction by Executive; or (iv) such information has been rightfully received by a member of the Industry or has been published in a form generally available to the Industry prior to the date Executive proposes to disclose or use such information. Executive further agrees that she will not during her employment with the Company and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as Executive shall cease to be employed by the Company, she will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them provided to or created by him during the course of her employment with the Company.

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(b) Heirs, successors, and legal representatives. The foregoing provisions of this Paragraph 4 shall be binding upon Executive’s heirs, successors, and legal representatives. The provisions of this Paragraph 4 shall survive the termination of this Agreement for any reason.

(c) Defend Trade Secrets Act Whistleblower Immunity. Executive acknowledges and understand that Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Also, if Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, provided that Executive files any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

5. Covenant Not to Compete or Solicit or Hire. In consideration for Executive’s employment by the Company under the terms provided in this Agreement, and more particularly the terms set forth in Paragraph 10 as consideration for Paragraph 5(a), and as a means to aid in the performance and enforcement of the terms of the provisions of Paragraph 4, Executive agrees that:

(a) during the term of Executive’s employment with the Company and for a period of twelve (12) months thereafter, Executive will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is engaged in a business that produces or develops products that compete or may compete directly with any products (i) which are produced or being developed by the Company or any affiliate of the Company or (ii) which the Company or any affiliate of the Company has active plans to produce or develop as of the date of Executive’s termination of employment with the Company, in any area or territory in which the Company or any affiliate of the Company conducts or has active plans to conduct operations as of the date of the Executive’s termination of employment with the Company; provided, however, that the foregoing shall not prohibit Executive from owning up to one percent (1%) of the outstanding stock of a publicly held company engaged in the Industry. This Paragraph 5(a) shall not apply in the event that the Executive is terminated without Cause; and

(b) during the term of Executive’s employment with the Company and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, Executive will not directly or indirectly solicit or induce any present or future employee of the Company or any affiliate of the Company to accept employment with Executive or with any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated, and Executive will not hire or employ or cause any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated to hire or employ any present or future employee of the Company.

Should Executive violate any of the provisions of this Paragraph, then in addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which Executive began such violation until she permanently ceases such violation. Executive acknowledges and agrees that the terms and conditions of this Paragraph 5 are reasonable with respect to its duration, geographic area and scope.

6.       Remedies. Executive acknowledges that full compliance with the terms of this Agreement is necessary to protect the significant value of the Confidential Information and the customer and business goodwill of the Company. Executive acknowledges that if she breaches this Agreement, the Company will be irreparably harmed and money damages will not be an adequate remedy. As a result, Executive agrees that, in the event Executive breaches or threatens to breach any of the terms or provisions of this Agreement, the Company shall be entitled to a preliminary or permanent injunction, without posting a bond or other security, in order to prevent the continuation of such harm. Executive acknowledges that nothing in this Agreement will prohibit the Company from also pursuing any other remedy and all remedies are cumulative. The parties intend that the Company shall be entitled to a full one-year period of post-employment conduct by the Executive that complies with this Agreement. Executive therefore agrees that the one-year restrictive period under Sections 5(a) and (b) shall be respectively tolled for the same period that Executive engages in the prohibited conduct prior to the Company’s discovery of such violation. If Executive breaches his or her fiduciary duty to the Company or unlawfully takes, physically, or electronically, property belonging to the Company, the one year restrictive period set forth in Sections 5(a) and (b) shall be extended to twenty-four (24) months.

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7. Termination. Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. Executive’s employment hereunder shall terminate upon her death.

(b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from her duties hereunder on a full-time basis for one hundred eighty (180) calendar days in the aggregate in any twelve (12) month period, the Company may terminate Executive’s employment hereunder.

(c) Termination by Company For Cause. At any time during the Period of Employment, the Company may terminate Executive’s employment hereunder for Cause if such termination is approved by not less than a majority of the Board at a meeting of the Board called and held for such purpose. For purposes of this Agreement, “Cause” shall mean: (A) conduct by Executive constituting an act of willful misconduct in connection with the performance of her duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates; (B) criminal or civil conviction of Executive, a plea of nolo contendere by Executive or conduct by Executive that would reasonably be expected to result in injury to the reputation of the Company if she were retained in her position with the Company, including, without limitation, conviction of a felony involving moral turpitude; (C) continued, willful and deliberate non-performance by Executive of her duties hereunder (other than by reason of Executive’s physical or mental illness, incapacity or disability); (D) a breach by Executive of any of the provisions contained in Paragraphs 4 and 5 of this Agreement; or (E) a violation by Executive of the Company’s material employment policies which has continued following written notice of such violation from the Board. If the Company determines that any alleged Cause under subparts 7(c)(A), (D), and (E) is reasonably susceptible to being cured, the Company shall provide Executive with written notice specifying the basis for the alleged Cause and Executive shall have thirty (30) days to cure such Cause.

(d) Termination Without Cause. At any time during the Period of Employment, the Company may terminate Executive’s employment hereunder without Cause if such termination is approved by a majority of the Board at a meeting of the Board called and held for such purpose. Any termination by the Company of Executive’s employment under this Agreement which does not constitute a termination for Cause under Subparagraph 7(c) or result from the death or disability of the Executive under Subparagraphs 7(a) or (b) shall be deemed a termination without Cause. If the Company provides notice to Executive under Paragraph 1 that it does not wish to extend the Period of Employment, including a non-renewal at the end of the initial term or any renewal period, such action shall be deemed a termination without Cause.

(e) Termination by Executive. At any time during the Period of Employment, Executive may terminate her employment hereunder for any reason, including but not limited to Good Reason. If Executive provides notice to the Company under Paragraph 1 that she does not wish to extend the Period of Employment, such action shall be deemed a voluntary termination by Executive and one without Good Reason. For purposes of this Agreement, “Good Reason” shall mean that Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (A) a substantial diminution or other substantial adverse change, not consented to by Executive (or caused by her disability as elsewhere provided herein), in the nature or scope of Executive’s responsibilities, authorities, powers, functions, duties or reporting relationship; (B) any removal, during the Period of Employment, from Executive of her title of Chief Financial Officer; (C) an involuntary reduction in Executive’s Base Salary except for across-the-board reductions similarly affecting all or substantially all executive officers; (D) a breach by the Company of any of its other material obligations under this Agreement and the failure of the Company to cure such breach within thirty (30) days after written notice thereof by Executive; (E) the involuntary relocation of the Company’s offices at which Executive is principally employed on the Commencement Date or the involuntary relocation of the offices of Executive’s primary workgroup to a location more than 30 miles from such offices, or the requirement by the Company that Executive be based anywhere other than the Executives principal work location on the Commencement Date on an extended basis, except for required travel on the Company’s business; or (F) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement as required by Paragraph 12 (each of which is hereinafter referred to as a “Good Reason event”). “Good Reason Process” shall mean that (i) Executive reasonably determines in good faith that a “Good Reason” event has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Good Reason event by no later than sixty (60) days after the initial occurrence of the event or condition constituting Good Reason; (iii) Executive cooperates in good faith with the Company’s efforts, for a period not less than ninety (90) days following such notice, to modify Executive’s employment situation; and (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to Executive. If the Company cures the Good Reason event during the ninety (90) day period, Good Reason shall be deemed not to have occurred.

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(f) Notice of Termination. Except for termination as specified in Subparagraph 7(a), any termination of Executive’s employment by the Company or any such termination by Executive shall be communicated by written Notice of Termination to the other party hereto and shall be effective on the Date of Termination (as defined below). For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. “Date of Termination” shall mean: (A) if Executive’s employment is terminated by her death, the date of her death; (B) if Executive’s employment is terminated on account of disability under Subparagraph 7(b) or by the Company for Cause under Subparagraph 7(c), the date on which Notice of Termination is given or such later date as the Company may specify in the Notice of Termination; (C) if Executive’s employment is terminated by the Company under Subparagraph 7(d), sixty (60) days after the date on which a Notice of Termination is given or such later date as the Company may specify in the Notice of Termination (or, if such termination occurs as a result of the Company providing notice to Executive under Paragraph 1 that it does not wish to extend the Period of Employment, the date of the expiration of the current term of this Agreement); and (D) if Executive’s employment is terminated by Executive under Subparagraph 7(e), thirty (30) days after the date on which a Notice of Termination is given or, if such termination is without Good Reason, such later date up to sixty (60) days after the date on which such Notice of Termination is given as Executive may specify in the Notice of Termination (or, if such termination occurs as a result of the Company providing notice to Executive under Paragraph 1 that it does not wish to extend the Period of Employment, the date of the expiration of the current term of this Agreement).

(h) Separation from Service. Notwithstanding anything herein to the contrary, to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), no event shall constitute a “termination of employment” in this Agreement, unless such event is also a “separation from service,” as that term is defined for purposes of Section 409A and Treasury Regulation §1.409A-3(a)(1).

(i) Resignation of All Other Positions. Upon termination of the Executive's employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates.

8. Compensation Upon Termination or During Disability.

(a) Death. If Executive’s employment terminates by reason of her death, the Company shall, within sixty (60) days of death, pay in a lump sum to such person as Executive shall designate in a notice filed with the Company or, if no such person is designated, to Executive’s estate, Executive’s accrued and unpaid Base Salary to the date of her death, accrued and unused vacation, and if to the extent required by law, any bonuses or other compensation actually earned for periods ended prior to the date of Executive’s death (including any Annual Bonus for fiscal years ended prior to the date of death, if earned and not already paid) (collectively, the “Accrued Obligations”). Upon the death of Executive, all unvested stock options and other stock-based equity awards shall immediately vest in full and, if applicable, become exercisable, and Executive’s estate or other legal representatives may exercise the awards in accordance with their terms.  Within ninety (90) days following the Date of Termination (but in no event later than March 15 of the calendar year immediately after the calendar year in which the Date of Termination occurs), the Company shall pay as provided above a cash lump sum equal to the value of COBRA premiums for a period of one (1) year following the Date of Termination that may be used by the Executive’s spouse and dependents to pay for health insurance that is substantially similar to coverage they received prior to the Date of Termination.  In addition to the foregoing, any payments to which Executive’s spouse, beneficiaries, or estate may be entitled under any employee benefit plan shall also be paid in accordance with the terms of such plan or arrangement. The payments made under this section shall fully discharge the Company’s obligations hereunder.

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(b) Disability. During any period that Executive fails to perform her duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive her Base Salary, until Executive’s employment is terminated due to disability in accordance with Subparagraph 7(b) or until Executive terminates her employment in accordance with Subparagraph 7(e), whichever first occurs. Upon the Date of Termination by reason of Executive’s disability, all unvested stock options and other stock-based equity awards shall immediately vest and become exercisable.  If there is a dispute about whether Executive is disabled, the parties shall use the procedure described in Paragraph 16, below, to resolve such dispute. If Executive’s employment is terminated due to disability in accordance with Subparagraph 7(b), then the Company shall pay Executive all Accrued Obligations through the Date of Termination in a lump-sum payment by no later than sixty (60) days after the Date of Termination. Within ninety (90) days following the Date of Termination (but in no event later than March 15 of the calendar year immediately after the calendar year in which the Date of Termination occurs), the Company shall pay to Executive a cash lump sum equal to the value of COBRA premiums for a period of one (1) year following the Date of Termination that may be used by Executive to pay for health insurance coverage that is substantially similar to the coverage Executive and her eligible dependents received prior to the Date of Termination.  Upon termination due to death prior to the termination first to occur as specified in the preceding sentence, Subparagraph 8(a) shall apply.

(c) Resignation other than for Good Reason. If Executive voluntarily resigns from employment other than for Good Reason as provided in Subparagraph 7(e), then the Company shall pay Executive all Accrued Obligations through the Date of Termination in a lump-sum payment by no later than sixty (60) days after the Date of Termination. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive’s rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

(d) Termination by Executive for Good Reason or by the Company without Cause. Subject to the terms of Paragraph 19(a), and subject to the terms of this section, if the Executive’s employment is terminated for Good Reason as provided in Subparagraph 7(e) or without Cause as provided in Subparagraph 7(d), then the Company shall pay Executive all Accrued Obligations through the Date of Termination in a lump-sum payment by no later than sixty (60) days after the Date of Termination. In addition, subject to the Executive’s execution of a general release of claims in the form attached hereto as Exhibit A within 21 days after the Date of Termination and the expiration of the seven-day revocation period applicable thereto without the Executive revoking her acceptance of such general release, commencing on the last day of the period for signing and revoking the general release of claims generally in the form set forth in Exhibit A hereof (“Release”):

(i) the Company shall pay Executive an amount equal to twelve (12) months of the Executive’s Base Salary rate at the Date of Termination (the “Severance Amount”). The Severance Amount shall be paid in cash in equal installments over the period of one year from the date of commencement in accordance with the Company’s standard payroll procedures.  Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Paragraphs 4 and 5 of this Agreement, all payments of the Severance Amount shall immediately cease and the entire Severance Amount shall be forfeited and become repayable to the Company to the extent paid. Furthermore, in the event Executive terminates her employment for Good Reason as provided in Subparagraph 7(e), she shall be entitled to the Severance Amount only if she provides the Notice of Termination provided for in Subparagraph 7(f) within thirty (30) days after she has complied with the Good Reason Process;

(ii) on or before March 15 of the calendar year immediately after the calendar year in which the Date of Termination occurs, the Company shall (i) reasonably determine what Annual Bonus the Executive would have received had she remained employed throughout the fiscal year in which the Date of Termination occurs, and (ii) if any such Annual Bonus would have been earned, then pay the Executive a pro rata portion of such determined Annual Bonus by a lump-sum cash payment (where the pro rata amount is based on the number of days that Executive was employed during the applicable fiscal year);

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(iii) upon the Date of Termination, each unvested stock-based grant and award held by Executive at the Date of Termination (including all stock options) that would vest within the twelve (12) months following the Date of Termination shall accelerate and become fully vested or non-forfeitable; and

(iv) in addition to any other benefits to which Executive may be entitled in accordance with the Company’s then existing severance policies, within ninety (90) days following the Date of Termination (but in no event later than March 15 of the calendar year immediately after the calendar year in which the Date of Termination occurs), the Company shall pay a cash lump sum equal to the value of COBRA premiums for a period of one (1) year following the Date of Termination that may be used by Executive to pay for health insurance coverage that is substantially similar to the coverage Executive and her eligible dependents received prior to the Date of Termination.

(e) Termination for Cause. If Executive’s employment is terminated by the Company for Cause as provided in Subparagraph 7(c), then the Company shall pay Executive all Accrued Obligations through the Date of Termination in a lump-sum payment by no later than sixty (60) days after the Date of Termination. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive’s rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto. In addition, except for the vested portion of the equity awards granted in accordance with Paragraph 10 hereof, all stock options held by Executive as of the Date of Termination shall immediately terminate and be of no further force and effect, and all other stock-based grants and awards shall be canceled or terminated in accordance with their terms.

Nothing contained in the foregoing Subparagraphs 8(a) through 8(e) shall be construed so as to affect Executive’s rights or the Company’s obligations relating to agreements or benefits which are unrelated to termination of employment.

9. Change in Control Payment. The provisions of this Paragraph 9 set forth certain terms of an agreement reached between Executive and the Company regarding Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance Executive’s continued attention and dedication to her assigned duties and her objectivity during the pendency and after the occurrence of any such event.

(a) Change in Control. If within three (3) months prior to, or twelve (12) months after the occurrence of the first event constituting a Change in Control, Executive’s employment is terminated by the Company without Cause as provided in Subparagraph 7(d) or Executive terminates her employment for Good Reason as provided in Subparagraph 7(e), then, subject to the terms of Paragraph 19(a), and subject to the Executive’s executing a general release of claims in the form attached hereto as Exhibit A within 21 days after the Date of Termination and the expiration of the seven-day revocation period applicable thereto without the Executive revoking her acceptance of such general release, commencing on the last day of the period for signing and revoking the general release of claims in the form set forth in Exhibit A hereof (“Release”):

(i) In lieu of any amounts otherwise payable pursuant to Subparagraph 8(d)(i), the Company shall pay Executive a single lump sum in cash equal to eighteen (18) months of the Executive’s Base Salary rate at the first event constituting a Change in Control;

(ii) Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement and in lieu of any acceleration of vesting that would otherwise occur pursuant to Subparagraph 8(d)(iii), upon a Change in Control, all stock options and other stock-based awards granted to Executive by the Company shall immediately accelerate and become exercisable or non-forfeitable as of the effective date of such Change in Control. Executive shall also be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the employee stock option or incentive plan or any agreement or other instrument attendant thereto pursuant to which such options or awards were granted; and

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(iii) within ninety (90) days following the Date of Termination, the Company shall pay a cash lump sum equal to the value of COBRA premiums for a period of eighteen (18) months following the Date of Termination that may be used by Executive to pay for health insurance coverage that is substantially similar to the coverage Executive and her eligible dependents received prior to the Date of Termination.

(b) Definitions. For purposes of this Paragraph 9, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(a) a change in effective control consistent with Regulation §1.409A-3(i)(5)(vi) such that any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than fifty (50) percent (50%)  of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board (“Voting Securities”) (other than as a result of an acquisition of securities directly from the Company); or

(b) a change in effective control consistent with Regulation §1.409A-3(i)(5)(vi) such that persons who, as of the Commencement Date, constitute the Company’s Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Commencement Date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by a vote of at least a majority of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(c) a change in ownership consistent with Regulation §1.409A-3(i)(5)(v) and (vii) such that the stockholders of the Company shall approve (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.

(c) Section 280G.

(i) Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive's benefit pursuant to the terms of this Agreement or otherwise ("Covered Payments") constitute parachute payments ("Parachute Payments") within the meaning of Section 280G of the Code and would, but for this Paragraph 9(c) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then prior to making the Covered Payments, a calculation shall be made comparing (I) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (II) the Net Benefit to the Executive of the Covered Payments if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. In the event that the amount calculated under (I) above is less than the amount under (II) above, then the Covered Payments shall be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. "Net Benefit" shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

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(ii) Any such reduction shall be made in accordance with Section 409A of the Code and the following:

(I) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and

(II) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

(iii) Unless the Company and Executive otherwise agree in writing, any determination required under this Paragraph 9(c) shall be made in writing in good faith by the accounting firm that was the Company’s independent auditor immediately before a Change in Control (such firm or other party mutually agreed in writing by the Company and Executive, the “Accountants”), which shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. For purposes of making the calculations and determinations required by this Paragraph 9(c), the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants' determinations shall be final and binding on the Company and the Executive. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Paragraph 9(c).

10. Equity Grant/Vesting. In consideration of Executive’s execution of, and continued compliance with, Paragraph 5(a) this Agreement, subject to Executive’s timely execution of standard agreements evidencing the equity grants in accordance with Company’s grant policies and procedures, on the Commencement Date, the Company will grant Executive equity awards having an aggregate value at issuance of $140,000, consisting of (i) $70,000 in non-qualified stock options, with an exercise price set in accordance with the applicable equity plan and to equal the fair market value as of the grant date, and which shall vest in four equal annual installments commencing with November 1, 2019 and continuing on the next three November 1sts thereafter, and (ii) $70,000 in deferred stock awards of restricted stock units which shall vest in four equal annual installments commencing with January 1, 2019 and continuing on the next three January 1sts thereafter.

11. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

At her home address as shown

in the Company’s personnel records;

if to the Company:

Harvard Bioscience, Inc.

84 October Hill Road

Holliston, MA 01746

Attention: Board of Directors of Harvard Bioscience, Inc.

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with a copy to:

Josef B. Volman

Burns & Levinson LLP

125 Summer Street

Boston, MA 02110

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment.

13. Miscellaneous. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts (without regard to principles of conflicts of laws).

14. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The invalid portion of this Agreement, if any, shall be modified by any court having jurisdiction to the extent necessary to render such portion enforceable.

15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16. Arbitration; Other Disputes. In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it arises, the parties will settle any remaining dispute or controversy exclusively by final, binding, and confidential arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction or other equitable relief without the need to post a bond or provide other security in the Superior Court or business litigation session located in Suffolk County or at the option of the Company, in the county where the Executive resides to prevent any continuation of any violation of Paragraph 4, 5, 24, 25 or 26 hereof. Furthermore, should a dispute occur concerning Executive’s mental or physical capacity as described in Subparagraph 7(b), 7(c) or 8(b), a doctor selected by Executive and a doctor selected by the Company shall be entitled to examine Executive. If the opinion of the Company’s doctor and Executive’s doctor conflict, the Company’s doctor and Executive’s doctor shall together agree upon a third doctor, whose opinion shall be binding.

17. Third-Party Agreements and Rights. Executive represents to the Company that Executive’s execution of this Agreement, Executive’s employment with the Company and the performance of Executive’s proposed duties for the Company will not violate any obligations Executive may have to any employer or other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of confidential information belonging to or obtained from any such previous employment or other party.

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18. Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company so long as such cooperation does not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis at a rate equivalent to the hourly rate of the Executive’s last annual Base Salary calculated using a forty (40) hour week over fifty-two (52) weeks for requested litigation and regulatory cooperation that occurs after her termination of employment, and reimburse Executive for all costs and expenses incurred in connection with her performance under this Paragraph 18, including, but not limited to, reasonable attorneys’ fees and costs, if the Company in its sole discretion deems that such compensation is reasonable and appropriate under the circumstances.

19. Section 409A of the Code.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. Each payment of severance pay or other compensation under this Agreement is a separate payment for purposes of section 409A of the Code. To the extent necessary to comply with Section 409A, if the time period for considering and executing the Release under this Agreement spans two calendar years, then the severance or payment will not be made or commence until the later calendar year.

(b) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c) The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section. The parties agree to reasonably cooperate and work together to adopt amendments to this Agreement to the extent necessary to comply with Section 409A of the Code with the intent to place Executive in the same or a substantially equivalent economic position.

(e) Notwithstanding anything herein to the contrary, if Section 409A of the Code is applicable, no event shall constitute a “termination of employment” in this Agreement, unless such event is also a “separation from service,” as that term is defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and Treasury Regulation §1.409A-3(a)(1).

20. Recoupment. Notwithstanding anything herein to the contrary, Executive may be required to forfeit or repay any or all compensation received by Executive under this Agreement pursuant to the terms of any compensation recovery, recoupment or claw-back policy that may be adopted by or applicable to the Company with respect to or under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

21. Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 4, 5, 6, 8 and 9 of this Agreement, and any other Sections of this Agreement that must survive the termination of employment or expiration of the Agreement in order to effectuate the intent of the parties, shall survive termination of Executive’s employment or expiration of the Agreement.

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22. Review. Executive understands that she has the right to consult with counsel prior to signing this Agreement and has either availed herself of that right or knowingly, willfully and freely decided not to do so. Executive acknowledges that this Agreement was provided to Executive before or with the formal offer of employment and more than 10 business days before the commencement of Executive’s employment.

23. Binding Nature of Agreement. This Agreement shall be binding upon the Executive and upon her heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Executive and the Company and to their heirs, administrators, representatives, executors, successors, and assigns.

24. Ownership of Inventions and Works of Authorship. Executive acknowledges that all ideas, developments, processes, discoveries, inventions, improvements, suggestions, derivations, modifications, methods, programs, concepts, works, reports, procedures, data, documentation, writings, and applications, whether they are patentable or not, which are made, devised, conceived, reduced to practice, developed or perfected by Executive alone or with any other person or persons during the term of Executive’s employment by the Company which relate to or arise out of the actual and/or anticipated business activities of the Company and which were created using any Company resources of any kind, including other employees or by virtue of having access to and/or using Confidential Information (“Inventions”) will be the sole and exclusive property of the Company. Executive further acknowledges that all Inventions and original works of authorship which are made by Executive (solely or jointly with others) within the scope of and during the period of his or her employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (“Works”) and are solely and exclusively owned by the Company. Executive agrees to disclose to the Company promptly and fully all Inventions and Works. For all Inventions, and to the extent that any Works are not “works made for hire,” Executive hereby assigns and agrees to assign to the Company all Executive’s right, title and interest in and to all Inventions and such Works and all associated goodwill. Executive understands and agrees that the decision whether or not to commercialize or market any Invention is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty will be due to Executive as a result of the Company’s efforts to commercialize or market any such invention. Executive agrees to cooperate with and assist the Company, or its designee, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions and related goodwill, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Executive agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company’s duly authorized officers as Executive’s agent and attorney in fact, to act for and on Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive. Notwithstanding the foregoing, any provision in this Agreement requiring Executive to assign or license, or to offer to assign or license, Executive’s rights in any Development to the Company does not apply to an invention or work of authorship that Executive developed entirely on Executive’s own time without using or referring to the Company’s resources, equipment, supplies, facilities, or Confidential Information, except for those inventions or works of authorship that either: (a) at the time of creation, conception or reduction to practice of the work or invention relate to the Company’s business, or to actual or demonstrably anticipated research or development of the Company, or (b) result from any work performed by Executive for the Company; in which cases such provisions do apply. Executive acknowledges that Executive bears the burden of proving that an invention or work of authorship is so exempt from the assignment provisions of this Agreement. Executive agrees to promptly disclose to the Company, in confidence, all inventions or works of authorship made solely by Executive or jointly with others at any time during the term of Executive’s employment with the Company, for a review process under which the Company may determine such issues as may arise, including the Company’s rights and Executive’s rights in such inventions or works of authorship.

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25. Third-Party Agreements and Rights. The Executive hereby confirms, that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive's use or disclosure of information or the Executive's engagement in any business. The Executive represents to the Company that the Executive's execution of this Agreement, the Executive's employment with the Company and the performance of the Executive's proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive's work for the; Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or third party.

26. Return of Company Property. Upon termination of Executive’s employment with the Company or upon earlier demand by the Company, Executive agrees to immediately return all Company property, including, but not limited to, any computer equipment, mobile phones, smartphones, iPhones, iPads and similar electronic devices, office keys, credit and telephone cards, ID and access cards, and all original and duplicate copies of your work product and of files, calendars, books, records, notes, notebooks, manuals, computer disks, diskettes, external drives, thumb drives, memory cards and sticks, and any other digital, magnetic and other media materials Executive has in his or her possession or control belonging to the Company, or containing Confidential Information.

[signatures on following page]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

HARVARD BIOSCIENCE, INC.

By:	/s/ Jeffrey Duchemin
Name: Jeffrey Duchemin
Title: Chief Executive Officer

EXECUTIVE
/s/ Kam Unninayar
Kam Unninayar

EXHIBIT A- FORM OF GENERAL RELEASE OF CLAIMS

This Release Agreement (the “Release Agreement”) is entered into by Kam Unninayar (the “Executive”) in favor of Harvard Bioscience, Inc. (the “Company”). This is the Release Agreement referenced in the Employment Agreement between the Executive and the Company dated October 18, 2018 (the “Employment Agreement”). The consideration for the Executive’s agreement to this Release Agreement consists of certain termination benefits as set forth in the Employment Agreement and the terms of this Release Agreement.

The Executive agrees as follows:

Release. The Executive voluntarily releases and forever discharges the Company and each of its subsidiaries, affiliates, predecessors, successors, assigns, and current and former directors, officers, employees, representatives, attorneys, and agents (any and all of whom or which are hereinafter referred to as “Company Parties”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown (collectively, “Claims”) that the Executive now has, owns or holds, or claims to have, own, or hold, or that she at any time had, owned, or held, or claimed to have had, owned, or held against any Company Party or Parties. This general release of Claims includes, without implication of limitation, the release of all Claims:

•	relating to the Executive’s employment by and termination from employment with the Company;

•	of wrongful discharge;

•	of breach of contract;

•	of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964 and Claims of discrimination or retaliation under Mass. Gen. Laws ch. 151B);

•	under the Massachusetts Weekly Payment of Wages Act, the Massachusetts Fair Employment Practice Act, and the Fair Labor Standards Act,

•	under any other federal or state statute, to the fullest extent that Claims may be released;

•	of defamation or other torts;

•	of violation of public policy;

•	for salary, bonuses, vacation pay or any other compensation or benefits; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

1. Limitations on Release.

(a) Employment Agreement. Nothing in this Release Agreement limits the Executive’s or the Company’s rights under the Employment Agreement.

(b) Benefit and Enforcement Rights. Nothing in this Release Agreement is intended to release or waive the Executive’s right to COBRA, unemployment insurance benefits or any accrued and vested retirement benefits, the right to seek enforcement of this Release Agreement or any rights referenced in this Section of this Release Agreement.

(c) Indemnification. It is further understood and agreed that the Executive’s rights to indemnification as provided in the Company’s certificate of incorporation, bylaws, each as amended, or any indemnification agreement between the Company and the Executive (it being acknowledged and agreed by the Executive that, as of the date of this Agreement, there are no amounts owing to the Executive pursuant to any such indemnification rights), remain fully binding and in full effect subsequent to the execution of this Release Agreement.

(d) Exceptions. This Release Agreement does not prohibit or restrict the Executive from communicating, providing relevant information to or otherwise cooperating with the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Release Agreement or its underlying facts; provided that such interaction with EEOC or any other governmental authority shall not result in the Executive’s receipt of any monetary benefit or substantial equivalent thereof. This Release Agreement also does not preclude the Executive from benefiting from classwide injunctive relief awarded in any fair employment practices case brought by any governmental agency; provided that such relief does not result in the Executive’s receipt of any monetary benefit or substantial equivalent thereof.

2. No Assignment. The Executive represents that she has not assigned to any other person or entity any Claims against any Company Party.

3. No Disparagement. The Executive shall not make any disparaging statements about the Company, members of the Board of Directors, any officer of the Company or any other employee of the Company, and the Company (acting through its officers and directors) shall not make any disparaging statements about Executive. The Executive shall direct her immediate family not to make any disparaging statements about any of the foregoing. Any statement by a member of her immediate family shall be deemed to be a statement by the Executive for purposes of this paragraph. The Executive shall be considered to represent that she has complied and shall continue to comply with the nondisparagement obligations under this paragraph from the Date of Termination (as defined in the Employment Agreement); provided that this representation shall have no effect if this Release Agreement does not become effective. Notwithstanding the foregoing, nothing in this paragraph shall be construed to apply to any statements made in the course of testimony in a legal proceeding or in any required written statements in any such proceeding.

4. Litigation and Regulatory Cooperation. The Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis at a rate equivalent to the hourly rate of the Executive’s last annual Base Salary (as defined in the Employment Agreement) calculated using a forty (40) hour week over fifty-two (52) weeks for requested litigation and regulatory cooperation that occurs after her termination of employment, and reimburse Executive for all costs and expenses incurred in connection with her performance under this Section 5, including, but not limited to, reasonable attorneys’ fees and costs.

5. Reaffirmation of Post-Employment Restrictive Covenants. The Executive reaffirms the restrictive covenants under the Employment Agreement to which she is subject, including without limitation, the covenants restricting the disclosure and use of confidential information set forth in Section 4 of the Employment Agreement and covenants regarding non-competition, non-solicitation and non-hiring set forth in Section 5 of the Employment Agreement.

6. Right to Consider and Revoke Release Agreement. This Release Agreement shall be considered to have been offered to the Executive on the Termination Date as defined in the Employment Agreement. The Executive acknowledges that she has been given the opportunity to consider this Release Agreement for a period ending twenty-one (21) days after the Termination Date. In the event that the Executive has executed this Release Agreement within less than twenty-one (21) days of the Termination Date, the Executive acknowledges that such decision was entirely voluntary and that she had the opportunity to consider this Release Agreement until the end of the twenty-one (21) day period. To accept this Release Agreement, the Executive shall deliver a signed Release Agreement to the Company’s Board of Directors within such twenty-one (21) day period. The Executive acknowledges that for a period of seven (7) days from the date when the Executive executes this Release Agreement (the “Revocation Period”), she shall retain the right to revoke this Release Agreement by written notice that is received by the Board of Directors of the Company before the end of the Revocation Period. This Release Agreement shall take effect only if it is executed by the Executive within the twenty-one (21) day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release Agreement shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

7. Consideration Owed. Executive affirms and agrees that as of the date of this Release Agreement, you acknowledge that you will be or have been paid any and all wages (including all base compensation and, if applicable, any and all overtime, commissions, and bonuses) to which you are or were entitled as of the date of termination of employment, and that no other wages (including all base compensation and, if applicable, any and all incentive compensation and bonuses) are due to Executive. Executive acknowledges that Executive is unaware of any facts or circumstances indicating that Executive may have an outstanding claim for unpaid wages, improper deductions from pay, or any violation of the Massachusetts Weekly Payment of Wages Act (M.G.L. c. 149, s. 148) or the Fair Labor Standards Act or any other federal, state or local laws, rules, ordinances or regulations that are related to payment of wages.

8. Other Terms.

(a) Legal Representation; Review of Release Agreement. The Executive acknowledges that she has been advised to discuss all aspects of this Release Agreement with her attorney. The Executive represents that she has carefully read and fully understands all of the provisions of this Release Agreement and that she is voluntarily entering into this Release Agreement.

(b) Binding Nature of Release Agreement. This Release Agreement shall be binding upon the Executive and upon her heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Executive and the Company and to their heirs, administrators, representatives, executors, successors, and assigns.

(c) Modification of Release Agreement; Waiver. This Release Agreement may be amended, revoked, changed, or modified only upon a written agreement executed by both the Executive and the Company. No modification waiver of any provision of this Release Agreement will be valid unless it is in writing and signed by the party against whom such waiver is charged. The failure of the Company to require the performance of any term or obligation of this Release Agreement, or the waiver by the Company of any breach of this Release Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(d) Severability. In the event that at any future time it is determined by a court of competent jurisdiction that any covenant, clause, provision or term of this Release Agreement is illegal, invalid or unenforceable, the remaining provisions and terms of this Release Agreement shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release Agreement. In the event of such severance, the remaining covenants shall be binding and enforceable.

(e) Enforcement. Sections 4, 5 and 6 of this Release Agreement shall be subject to enforcement pursuant to the same procedures that apply to a breach of Paragraphs 4 or 5 of the Employment Agreement (as further detailed in Paragraph 16 of the Employment Agreement). Any other disputes concerning this Release Agreement shall be subject to resolution pursuant to Section 16 of the Employment Agreement.

(f) Governing Law and Interpretation. This Release Agreement shall be deemed to be made and entered into in the Commonwealth of Massachusetts, and shall in all respects be interpreted, enforced and governed under the laws of Massachusetts, without giving effect to the conflict of laws provisions of Massachusetts law. The language of all parts of this Release Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against the Executive or the Company.

(h) Entire Agreement; Absence of Reliance. This Release Agreement constitutes the entire agreement of the Executive concerning any subject matter of this Release Agreement and supersedes all prior agreements between the Executive and the Company with respect to any related subject matter, except the Employment Agreement. The Executive acknowledges that she is not relying on any promises or representations by the Company or its agents, representatives or attorneys regarding any subject matter addressed in this Release Agreement, other than the provision of the Employment Agreement pursuant to which Executive is to receive certain consideration in return for signing this Release Agreement and allowing it to become effective.

So agreed by the Executive.

Executive Kam Unninayar	Date